Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

HUCKLEBERRY.AI MERGER SUB, INC.

WITH AND INTO

DOMO, INC.

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), Domo, Inc. (the “Corporation”), a Delaware corporation, does hereby certify to the following information relating to the merger (the “Merger”) of Huckleberry.ai Merger Sub, Inc., a Delaware corporation (the “Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation:

1. Each of the Corporation and the Subsidiary is incorporated pursuant to the DGCL.

2. The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

3. The Board of Directors of the Corporation, by resolutions duly adopted by unanimous written consent on September 16, 2026 and attached hereto as Exhibit A, determined to merge the Subsidiary with and into the Corporation and to change the Corporation’s name to “Huckleberry.ai, Inc.” pursuant to Section 253 of the DGCL.

4. The Corporation shall be the surviving corporation of the Merger.

5. The Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the surviving corporation, except that ARTICLE I of the Certificate of Incorporation is hereby amended in its entirety as follows:

“ARTICLE I: The name of the corporation is Huckleberry.ai, Inc.”

6. The Certificate of Ownership and Merger and the Merger shall become effective upon the filing of such Certificate of Ownership and Merger with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer, the 22nd day of September, 2026.

Domo, Inc.

By:	/s/ Alexis Coll
Name:	Alexis Coll
Title:	Authorized Officer

EXHIBIT A

See attached.

DOMO, INC.

ACTION BY UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS

SEPTEMBER 16, 2026

Pursuant to Section 141(f) of the Delaware General Corporation Law, the undersigned, being all the members of the board of directors (the “Board”) of Domo, Inc., a Delaware corporation (the “Corporation”), hereby consents to, approves and adopts the following recitals and takes the following actions without the necessity of a meeting.

1.	Approval of Name Change

WHEREAS, the Board deems advisable and in the best interests of the Corporation and its stockholders that the name of the Corporation shall be changed from Domo Inc. to Huckleberry.ai, Inc. (the “Name Change”);

WHEREAS, in order to facilitate the Name Change, it is deemed advisable and in the best interests of the Corporation and its stockholders that the Corporation effectuate a merger with Huckleberry.ai Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of the Corporation (the “Subsidiary”), pursuant to Section 253 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), merging the Subsidiary with and into the Corporation, with the Corporation continuing as the surviving corporation under the name Huckleberry.ai, Inc.; and

WHEREAS, the Corporation owns all of the issued and outstanding shares of each class of capital stock of the Subsidiary.

NOW, THEREFORE, BE IT:

RESOLVED, that the Board hereby determines it to be advisable and in the best interests of the Corporation and its stockholders to change the name of the Corporation from “Domo, Inc.” to “Huckleberry.ai, Inc.”

RESOLVED, that the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the DGCL (the “Merger”), pursuant to which the separate existence of the Subsidiary shall cease and the Corporation shall continue as the surviving corporation upon the effectiveness of the Merger;

RESOLVED, that at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the holder thereof, each share of Class A Common Stock of the Corporation and each share of Class B Common Stock of the Corporation outstanding immediately prior to the Effective Time shall remain unchanged and continue to remain outstanding as one share of the same Class A Common Stock of the Corporation or Class B Common Stock of the Corporation, respectively, held by the person who was the holder of such share of Class A Common Stock of the Corporation or Class B Common Stock immediately prior to the Effective Time;

RESOLVED, that at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of capital stock of the Subsidiary outstanding immediately prior to the Effective Time shall be canceled and no consideration shall be issued in respect thereof;

RESOLVED, that upon effectiveness of the Merger, the Amended and Restated Certificate of Incorporation of the Corporation, as in effect immediately prior to the effectiveness of the Merger, shall be the certificate of incorporation of the surviving corporation, except that ARTICLE I thereof shall be amended to read as follows:

“ARTICLE I: The name of the corporation is Huckleberry.ai, Inc.”

RESOLVED, that, effective upon the effectiveness of the Merger, the amended and restated bylaws of the Corporation, substantially in the form presented to the Board, be, and hereby are, approved and adopted in all respects as the bylaws of the Corporation, in substitution for and to the exclusion of the existing bylaws of the Corporation;

RESOLVED, that the appropriate officers of the Corporation (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized to prepare and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger with the Secretary of State of Delaware and pay any fees related to such filing; and

RESOLVED, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Corporation, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.

2.	Omnibus Resolutions

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the Corporation, to execute and deliver any and all other documents, certificates or instruments and to do or cause to be done any and all such further action as any such officer deems to be necessary or appropriate in order to enable the Corporation fully and promptly to carry out the intents and purposes of the foregoing resolutions, with the execution thereof to be conclusive evidence of the approval of such documents, certificates, instruments or actions;

RESOLVED, that all actions heretofore taken by the officers of the Corporation in connection with any and all of the transactions referred to in or contemplated by any of the foregoing resolutions be, and they hereby are, authorized, ratified, approved and confirmed;

RESOLVED, that this Action By Unanimous Written Consent (this “Consent”) may be executed in counterparts (including by electronic transmission) with separate signature pages, all of which, when taken together, shall constitute one instrument; and

RESOLVED, that this Consent be filed with the records of meetings of the Board.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the date first set forth above.

/s/ Josh James
Josh James

/s/ Carine Clark
Carine Clark

/s/ Daniel Daniel
Daniel Daniel

/s/ David Jolley
David Jolley

/s/ Jeff Kearl
Jeff Kearl

/s/ Renée Soto
Renée Soto

/s/ Dan Strong
Dan Strong

/s/ Ryan Wright
Ryan Wright